Exhibit 2.1


                                                             EXECUTION VERSION






================================================================================


                          AGREEMENT AND PLAN OF MERGER

                                      among

                            GMI HOLDING CORPORATION,

                             GMI MERGER CORPORATION

                                       and

                              GUILFORD MILLS, INC.



                          Dated as of February 27, 2004




================================================================================

                                TABLE OF CONTENTS

                                                                                                                        PAGE
ARTICLE I -               THE OFFER.......................................................................................3

           1.1       The Offer............................................................................................3

           1.2       Company Actions......................................................................................5

           1.3       Directors of the Company.............................................................................6

           1.4       Stockholder Meeting..................................................................................7

           1.5       Offer Documents; Schedule 14D-9; Proxy Statement.....................................................8

ARTICLE II -              THE MERGER......................................................................................8

           2.1       The Merger...........................................................................................8

           2.2       Closing..............................................................................................8

           2.3       Effective Time.......................................................................................8

           2.4       Effects of the Merger................................................................................9

           2.5       Certificate of Incorporation and By-laws of the Surviving Corporation................................9

           2.6       Directors and Officers of the Surviving Corporation..................................................9

           2.7       Conversion of Securities.............................................................................9

           2.8       Exchange of Certificates............................................................................10

           2.9       Appraisal Rights....................................................................................12

           2.10      Company Stock Options...............................................................................12

           2.11      Rule 16b-3..........................................................................................13

ARTICLE III -             REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................13

           3.1       Organization........................................................................................13

           3.2       Capitalization......................................................................................14

           3.3       Authority...........................................................................................15

           3.4       Consents and Approvals; No Violations...............................................................16

           3.5       SEC Documents; Undisclosed Liabilities..............................................................16

           3.6       Absence of Certain Changes or Events................................................................17

           3.7       Legal Proceedings...................................................................................19

           3.8       Compliance with Applicable Law; Permits.............................................................19

           3.9       Schedule 14D-9; Offer Documents; and Proxy Statement................................................19


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
           3.10      Tax Matters.........................................................................................20

           3.11      Employee Benefits...................................................................................21

           3.12      Environmental Matters...............................................................................23

           3.13      Insurance...........................................................................................25

           3.14      Opinion of Financial Advisor........................................................................25

           3.15      Finders or Brokers..................................................................................25

           3.16      Certain Matters.....................................................................................25

           3.17      No Other Representations or Warranties..............................................................27

ARTICLE IV -              REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.........................................27

           4.1       Organization........................................................................................27

           4.2       Authority...........................................................................................27

           4.3       Consents and Approvals; No Violations...............................................................27

           4.4       Offer Documents; Schedule 14D-9; Proxy Statement....................................................28

           4.5       Ownership and Operations of Purchaser...............................................................29

           4.6       Financial Resources.................................................................................29

           4.7       Finders or Brokers..................................................................................29

           4.8       No Reliance.........................................................................................29

           4.9       No Other Representations or Warranties..............................................................29

ARTICLE V -               ADDITIONAL COVENANTS AND AGREEMENTS............................................................30

           5.1       Conduct of Business.................................................................................30

           5.2       Other Offers........................................................................................33

           5.3       Reasonable Best Efforts.............................................................................35

           5.4       Public Announcements................................................................................37

           5.5       Access; Confidentiality.............................................................................38

           5.6       Notification of Certain Matters.....................................................................38

           5.7       Director and Officer Indemnification and Insurance..................................................38

           5.8       Employee Matters....................................................................................40

           5.9       Obligations under the Credit Agreement and the Note Agreement.......................................41

           5.10      Purchase of Company Debt Prior to the Purchase Date.................................................41


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
ARTICLE VI -              CONDITIONS TO THE MERGER.......................................................................42

           6.1       Conditions to Each Party's Obligation to Effect the Merger..........................................42

ARTICLE VII -             TERMINATION....................................................................................42

           7.1       Termination.........................................................................................42

           7.2       Effect of Termination...............................................................................44

           7.3       Termination Fee.....................................................................................45

ARTICLE VIII -            MISCELLANEOUS..................................................................................45

           8.1       No Survival of Representations and Warranties; etc..................................................45

           8.2       Amendment or Supplement.............................................................................45

           8.3       Extension of Time, Waiver, Etc......................................................................46

           8.4       Assignment; Binding Effect..........................................................................46

           8.5       Counterparts; Effectiveness.........................................................................46

           8.6       Entire Agreement; No Third-Party Beneficiaries......................................................46

           8.7       Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial......................................47

           8.8       Notices.............................................................................................47

           8.9       Severability........................................................................................48

           8.10      Headings............................................................................................48

           8.11      Definitions; Construction...........................................................................49

Annex A    Conditions to the Offer

                                List of Exhibits
                                ----------------

Exhibit 2.5 Form of Certificate of Incorporation and By-laws of the Surviving Corporation

                           Company Disclosure Schedule
                           ---------------------------

Section 3.1(b)            Active Subsidiaries
Section 3.2               List of Stock Options
Section 3.2(b)            Subsidiaries' Capitalization
Section 3.4(b)            No Violations
Section 3.5(a)            SEC Documents
Section 3.6               Absence of Certain Changes or Events

Section 3.7               Legal Proceedings
Section 3.8               Compliance with Applicable Laws; Permits
Section 3.10              Tax Matters
Section 3.11(a)           U.S. Benefit Plans
Section 3.11(b)           Non-U.S. Benefit Plans
Section 3.11(c)           Collective Bargaining Agreements
Section 3.11(f)           Certain U.S. Benefit Plans
Section 3.11(g)           Labor Representations
Section 3.11(h)           Loan to Employees
Section 3.12              Environmental Matters
Section 3.13              Insurance Policies
Section 3.16(a)           Certain Matters
Section 3.16(c)           Certain Transactions
Section 3.16(e)           Intellectual Property
Section 3.16(f)           Indebtedness
Section 3.16(f)           Restrictions on Movement of Cash
Section 3.16(f)           Transaction Expenses
Section 5.1               Conduct of Business
Section 5.1(a)(iv)        2004 Cap Ex Plan
Section 5.1(a)(viii)      Increase in Compensation
Section 5.7(a)            Indemnification Agreements
Section 5.8(d)            Employee Matters
Section 8.11              "knowledge"

           AGREEMENT AND PLAN OF MERGER, dated as of February 27, 2004 (this "AGREEMENT"), among GMI Holding Corporation, a Delaware corporation ("PARENT"), GMI Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("PURCHASER"), and Guilford Mills, Inc., a Delaware corporation (the "COMPANY"). Certain terms used in this Agreement are used as defined in Section 8.11.

           WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company each deems it advisable that Parent acquire the Company on the terms and subject to the conditions provided for in this Agreement;

           WHEREAS, as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company have entered into stockholder support agreements with Parent and Purchaser (the "STOCKHOLDER SUPPORT AGREEMENTS");

           WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by (a) Purchaser commencing a tender offer to purchase all of the shares of common stock, $0.01 par value, of the Company ("COMPANY COMMON STOCK") issued and outstanding (each, a "SHARE" and, collectively, the "Shares") for $19.00 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "OFFER PRICE"), subject to any required withholding of Taxes, net to the seller in cash, on the terms and subject to the conditions provided for in this Agreement (such cash tender offer, as it may be amended from time to time as permitted by this Agreement, the "OFFER"), and (b) following the consummation of the Offer, the merger of Purchaser with and into the Company, with the Company being the surviving corporation, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to which Shares (other than certain Shares as provided in Sections 2.7(a) and (b)) will be converted into the right to receive the Offer Price, subject to any required withholding of Taxes, on the terms and subject to the conditions provided for in this Agreement (the "Merger");

           WHEREAS, the respective Boards of Directors of Parent (on its own behalf and as the sole stockholder of Purchaser), Purchaser and the Company have each approved this Agreement, the Offer and the Merger; and

           WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, Cerberus Capital Management, L.P., on behalf of one or more of its affiliated funds or managed accounts (the "GUARANTOR" ), has entered into a letter agreement whereby the Guarantor has agreed to be liable for the failure by Purchaser to consummate the transactions contemplated by this Agreement, on the terms and subject to the limitations set forth therein.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                             ARTICLE I - THE OFFER

           1.1 The Offer.

           (a) Purchaser shall (and Parent shall cause Purchaser to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "EXCHANGE ACT")) the Offer to purchase all of the Shares at the Offer Price as promptly as reasonably practicable, but in no event later than five business days after the public announcement of the execution of this Agreement. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (x) the satisfaction of the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer and not withdrawn that number of Shares which, when taken together with Shares (if any) then owned by Parent or any of its subsidiaries, represents more than 50% of the Shares then outstanding determined on a fully-diluted basis (on a "FULLY-DILUTED BASIS" meaning the number of Shares then issued and outstanding plus all shares of Company Common Stock which the Company may be required to issue as of such date pursuant to options, warrants, convertible securities or similar obligations then outstanding) (the "MINIMUM CONDITION"), and (y) the satisfaction (or waiver by Purchaser) of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any of such conditions to the extent legally permissible (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which (i) decreases the price per Share payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, (v) waives the Minimum Condition, (vi) modifies or amends any of the conditions set forth in Annex A hereto or makes other changes in the terms of the Offer that are in any manner adverse to the holders of Shares or (vii) except as provided below, extends the expiration date of the Offer.

           (b) Notwithstanding the foregoing, Purchaser shall, and Parent shall cause Purchaser to, (i) extend the Offer beyond the initial scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept for payment and to pay for Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties' respective rights to terminate this Agreement pursuant to Section 7.1, and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Any extension of the Offer pursuant to clause (i) of the preceding sentence of this Section 1.1(b) shall, subject to
Section 7.1, not exceed the lesser of five business days (or such longer period as the Company and Purchaser may agree in writing in any particular instance) or such fewer number of days that Purchaser reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied.


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
In addition, if, at the expiration date of the Offer, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement, waived by Purchaser) but the number of Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then owned by Parent and its subsidiaries, constitutes less than 90% of the Shares then outstanding, Purchaser shall (subject to applicable Law) provide for a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange
Act) of at least five but no more than 20 business days after Purchaser's acceptance for payment of the Shares then tendered and not withdrawn pursuant to the Offer, in which event Purchaser shall (A) give the required notice of such subsequent offering period and (B) immediately accept for payment and promptly pay for all Shares tendered and not withdrawn as of such expiration date.

           (c) Subject to the terms of this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable Law (but in no event later than the next business day after such expiration date of the Offer). On or prior to the date that Purchaser becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

           (d) As promptly as practicable on the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the "SCHEDULE TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments, supplements and exhibits thereto, the "OFFER DOCUMENTS"). Parent and Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent and Purchaser shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Shares. In addition, Parent and Purchaser agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral.

           1.2 Company Actions.

           (a) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "SCHEDULE 14D-9") which, subject to Section 5.2, shall contain the recommendation of the Board of Directors of the Company referred to in clause (ii) of Section 3.3(b). The Company shall cause the Schedule 14D-9 to be mailed to holders of the Shares together with the Offer Documents. The Company, on the one hand, and each of Parent and Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such responses, whether written or oral.

           (b) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence pursuant to the Confidentiality Agreement the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated in accordance with Section 7.1 or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or control or in the possession or control of their agents or representatives.


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
           1.3 Directors of the Company.

           (a) Upon the purchase of Shares pursuant to the Offer and for so long thereafter as Parent and its subsidiaries own in the aggregate more than 50% of the outstanding Shares, Parent shall be entitled to designate for appointment or election to the Company's Board of Directors, upon written notice to the Company, such number of directors, rounded up to the next whole number, as is equal to the product obtained by multiplying the total number of directors on such Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so owned by Parent and its subsidiaries bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, use its reasonable best efforts to promptly cause Parent's designees (and any replacement designees in the event that any designee shall no longer be on such Board of Directors) to be so appointed or elected to the Company's Board of Directors and, in furtherance thereof, to the extent necessary, increase the size of such Board of Directors or use its reasonable best efforts to obtain the resignation of such number of its directors as is necessary to give effect to the foregoing provision. At such time, the Company shall also, upon the request of Parent, use its reasonable best efforts to cause such persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors subject to compliance with applicable securities laws and (ii) each board of directors (or similar body) of each subsidiary of the Company and each committee of each such board (or similar body). Notwithstanding the foregoing, until the Effective Time, the Board of Directors of the Company shall have at least one director who is a director of the Company on the date of this Agreement and who is not an officer of the Company or any of its subsidiaries (the "INDEPENDENT DIRECTOR"); provided, however, that (x) notwithstanding the foregoing, in no event shall the requirement to have at least one Independent Director result in Parent's designees constituting less than a majority of the directors on the Company's Board of Directors unless Parent shall have failed to designate a sufficient number of persons to constitute at least a majority.

           (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to the Company's stockholders the information required by such Section 14(f) and Rule 14f-1 (which the Company shall mail together with the Schedule 14D-9 if it receives from Parent and Purchaser the information below on a basis timely to permit such mailing) as is necessary to fulfill the Company's obligations under
Section 1.3(a). The Company's obligations to appoint Parent's designees to the Company's Board of Directors pursuant to Section 1.3(a) shall be subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and to Parent's compliance with its obligations under the following sentence. Parent and Purchaser shall supply the Company such information with respect to Parent and Purchaser and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1 as is necessary in


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
connection with the appointment of any of Parent's designees under Section 1.3(a), and Parent and Purchaser shall be solely responsible for the accuracy and completeness of such information.

           (c) Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and prior to the Effective Time, the approval by affirmative vote or written consent of all of the Independent Directors then in office (or, if there shall be only one Independent Director then in office, the Independent Director) (the "INDEPENDENT DIRECTOR APPROVAL") shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other committee thereof or any other director of the Company, shall, unless otherwise required by applicable Law, be required or permitted to authorize) (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of time for performance of any obligation or action under this Agreement by Parent or Purchaser, (iii) any waiver, exercise or enforcement of any of the Company's rights under this Agreement or (iv) any amendment of the certificate of incorporation or by-laws of the Company.

           1.4 Stockholder Meeting.

           (a) As promptly as practicable following the purchase of Shares pursuant to the Offer, if required by applicable Law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law and the Company's certificate of incorporation and by-laws:

                      (i) (A) duly call, give notice of, convene and hold an annual or special meeting of the Company's stockholders for the purposes of obtaining the Stockholder Approval (the "COMPANY STOCKHOLDERS MEETING"); or (B) at the election of the Company, obtain the Stockholder Approval by written consent in lieu of a meeting pursuant to Section 228 of the DGCL; and

                      (ii) in consultation with Parent, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with all amendments, supplements and exhibits thereto, the "PROXY STATEMENT") to be mailed to the Company's stockholders at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement shall be made by the Company without consultation with Parent. Parent shall provide the Company with such information with respect to Parent and its affiliates as shall be required to be included in the Proxy Statement.

           (b) Notwithstanding the provisions of Section 1.4(a), in the event that Parent, Purchaser and any other subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

           (c) Each of Parent and Purchaser agrees that it will execute a written consent or vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it, Purchaser or any of Parent's other subsidiaries in favor of the adoption of this Agreement.

           1.5 Offer Documents; Schedule 14D-9; Proxy Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 and/or the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities laws) dissemination to the Company's stockholders of such amendment or supplement.


                            ARTICLE II - THE MERGER

           2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Purchaser shall merge with and into the Company, and the separate corporate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION").

           2.2 Closing. The closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "CLOSING DATE". The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, unless another place is agreed to by the parties hereto.

           2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (or, if applicable, a certificate of ownership and merger) pursuant to the applicable provisions of the DGCL (the "CERTIFICATE OF MERGER"), executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "EFFECTIVE TIME").


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
           2.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

           2.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and by-laws of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit
2.5 hereto and, as so amended, such certificate of incorporation and by-laws shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and by-laws (and subject to Section 5.7).

           2.6 Directors and Officers of the Surviving Corporation. The directors of Purchaser and the officers of the Company, respectively, immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

           2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Purchaser or the Company:

           (a) Each issued and outstanding share of capital stock of Purchaser, and any Share owned by a subsidiary of the Company or a subsidiary of Parent other than Purchaser, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.0l par value, of the Surviving Corporation.

           (b) Any Shares that are owned by the Company as treasury stock, and any Shares owned by Parent or Purchaser, shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

           (c) Each issued and outstanding Share (other than (i) Shares to be converted into common stock of the Surviving Corporation in accordance with
Section 2.7(a), (ii) Shares to be canceled in accordance with Section 2.7(b) and
(iii) any Dissenting Shares), shall be converted into the right to receive an amount of cash equal to the Offer Price payable to the holder thereof upon surrender, in the manner provided in this Agreement, of the certificate formerly representing such Share, without interest (the "MERGER CONSIDERATION"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with this Agreement, without interest.

           2.8 Exchange of Certificates.

           (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "PAYING AGENT") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.7(c). Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in such investments as may be instructed by Purchaser. Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.

           (b) Exchange Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose shares were converted pursuant to
Section 2.7(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

           (c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to Section 2.8(e), if, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

           (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this
Article II.

           (e) Termination of Fund; No Liability. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (f) Withholding Taxes. Parent, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

           2.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger (or consent thereto in writing) and who comply with all of the relevant provisions of Section 262 of the DGCL (the "DISSENTING STOCKHOLDERS") shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "DISSENTING SHARES"), unless and until the holder or holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with
Section 2.7, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior consent of Parent, voluntarily make any payment with respect to, or settle, or agree to settle, any such demand for payment.

           2.10 Company Stock Options. Prior to the Purchase Date, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Purchase Date (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an "OPTION") shall be cancelled and converted at the Purchase Date into the right to receive from the Company a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid as soon after the Purchase Date as shall be practicable (but in no event later than the next business day after the Purchase Date). Notwithstanding the foregoing, the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment or the vesting of the Option under the Code or any provision of state, local or foreign tax law. All unexercised Options as of the Purchase Date that have an exercise price equal to or exceeding the Offer Price on the Purchase Date shall be immediately cancelled and forfeited. Prior to the Purchase Date, the Company shall make any amendments to the terms of the Stock Plans and use its reasonable best efforts to obtain any consents from holders of Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.10. For purposes of this Agreement, "OPTION CONSIDERATION" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Offer Price per Share over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option. For purposes of this Agreement, "STOCK PLANS" shall mean the following plans of the Company: the Guilford Mills, Inc. Stock Option Plan for Nonemployee Directors and the Guilford Mills, Inc. 2003 Stock Option Plan and any other stock option plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or equity of the Company.

           2.11 Rule 16b-3. Parent and the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.


          ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Purchaser that, except as set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"):

           3.1 Organization.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has made available to Parent a complete and correct copy of its certificate of incorporation and by-laws as amended to date (the "COMPANY CHARTER DOCUMENTS"). The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company or would not reasonably be expected to prevent the Company's performance of its obligations under this Agreement (a "COMPANY MATERIAL ADVERSE EFFECT"). For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" shall mean, with respect to any party, an effect, event or change which has a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole, other than effects, events or changes arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles, (iii) the identity of Parent or its affiliates or acts of, or communications by, Parent or its affiliates, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or (iv) any decline in the market price, or change in trading volume, of the capital stock of such party or any failure to meet publicly announced revenue or earnings projections.

           (b) Each of the Company's subsidiaries listed on Section 3.1(b) of the Company Disclosure Schedule (an "ACTIVE SUBSIDIARY") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has made available to Parent a complete and correct copy of the certificate of incorporation and by-laws as amended to date (or comparable documents) of each active subsidiary. Each active subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Other than for the active subsidiaries, the Company does not have any subsidiaries that carry on significant business activities.

           3.2 Capitalization.

           (a) The authorized capital stock of the Company consists of 11,000,000 shares of Company Common Stock. At the close of business on February 23, 2004, there were 5,501,053 Shares issued and outstanding, and no Shares were held by the Company in its treasury. As of February 23, 2004, there were 172,000 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options under the Stock Plans. All Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth above or as permitted by Section 5.1, the Company has not issued any shares of its capital stock, voting securities or equity interests (other than pursuant to the exercise of outstanding options) or any options, warrants, convertible or exchangeable securities or rights providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase Company Common Stock, phantom stock rights, stock appreciation right or stock based performance units. Section 3.2(a) of the Company Disclosure Schedule includes a list of all outstanding options to purchase Company Common Stock and the related exercise prices thereof.

           (b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, (i) the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, voting securities and equity interests of each of its subsidiaries, free and clear of any liens, pledges, charges or security interests (except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), and other applicable securities laws), and all of such shares, securities and interests are duly authorized and validly issued and are fully paid and nonassessable, (ii) none of the Company or any of its subsidiaries has issued any outstanding options, warrants, convertible or exchangeable securities, rights or other agreements providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any subsidiary of the Company, and (iii) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its subsidiaries.

           3.3 Authority.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders to the adoption of this Agreement as contemplated by Section 1.4 (to the extent required by the DGCL), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors and, except for obtaining the approval of its stockholders to the adoption of this Agreement as contemplated by Section 1.4 (to the extent required by the DGCL), no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "BANKRUPTCY AND EQUITY EXCEPTION").

           (b) The Company's Board of Directors, at a meeting duly called and held, has duly adopted resolutions (i) determining that the terms of the Offer and the Merger are fair from a financial point of view to the Company and the holders of the Shares (ii) approving and declaring advisable this Agreement and the Transactions and (iii) resolving (subject to Section 5.2) to recommend that stockholders of the Company accept the Offer, tender their Shares to Purchaser pursuant thereto and adopt this Agreement. The Company has taken all actions such that no restrictive provision of Section 203 of the DGCL is, or at the expiration of the Offer or at the Effective Time will be, applicable to the Transactions.

           (c) The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the "STOCKHOLDER APPROVAL") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

           3.4 Consents and Approvals; No Violations.

           (a) Except for (i) the filing with the SEC of the Schedule 14D-9 and, if necessary, of the Proxy Statement in definitive form, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, "FOREIGN ANTITRUST LAWS"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Company Material Adverse Effect. The foregoing representation and warranty (to the extent relating to antitrust matters) is made based, in part, on financial, ownership and other information applicable to Parent and Purchaser furnished to the Company by Parent.

           (b) Except as set forth in Section 3.4(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) (and the approval of the Company's stockholders contemplated by Section 1.4) are obtained and the filings referred to in Section 3.4(a) are made, (x) violate any material Law or any judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its subsidiaries, or (y) violate, conflict with or constitute a default (or an event, condition or circumstance which, with notice or lapse of time, would become a default) under, or give any rights of termination or cancellation of, or accelerate the performance required by, or maturity of, or result in the creation of any encumbrance on any assets of the Company or its subsidiaries pursuant to the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, Permit, franchise, concession or other agreement to which the Company or any of its subsidiaries is a party, or by which any of their assets are bound, that is material to the Company and its subsidiaries, taken as a whole.

           3.5 SEC Documents; Undisclosed Liabilities.

           (a) Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, the Company has filed all required reports, schedules, forms and registration, proxy and other statements with the SEC since February 23, 2001 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC DOCUMENTS"). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such SEC Documents, and none of the SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements of the Company included in the SEC Documents have been prepared in accordance with GAAP and applicable SEC accounting rules (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

           (c) Neither the Company nor any of its subsidiaries has any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its subsidiaries as of September 28, 2003 (the "BALANCE SHEET DATE") (including the notes thereto) included in the Company's Annual Report on Form 10-K for the fiscal year then ended, (ii) incurred after the Balance Sheet Date in the ordinary course of business, or (iii) under or as contemplated by or disclosed in this Agreement.

           3.6 Absence of Certain Changes or Events. Except (i) as disclosed in
Section 3.6 of the Company Disclosure Schedule, (ii) for the Transactions or
(iii) as permitted by this Agreement, since the Balance Sheet Date, the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business, and there has not occurred any:

           (a) effect, event or change that would reasonably be expected to have a Company Material Adverse Effect;

           (b) sale, transfer, distribution, abandonment or other disposal of, or mortgage, pledge or imposition of any encumbrance on any property (including real estate) or other assets of the Company and its subsidiaries that are material to the Company and its subsidiaries taken as a whole, except for (i) sales of inventory in the ordinary course of business, (ii) dispositions of obsolete or worthless assets in the ordinary course of business, or (iii) the factoring of accounts receivable in the ordinary course of business pursuant to the agreement between the Company and CIT Commercial Services, as amended and restated, dated October 1, 2002;

           (c) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of the Company, or any repurchase or redemption by the Company or any of its subsidiaries of any capital stock of the Company;

           (d) split, combination or reclassification of any capital stock of the Company;

           (e) change in financial or tax accounting methods, principles or practices by the Company or its subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law;

           (f) material Tax election or the revocation or change to any material Tax election inconsistent with past practices or the settlement or compromise of any material Tax liability;

           (g) granting of any increase in compensation by the Company to any employee of the Company whose compensation in the 2003 fiscal year exceeded $200,000 (a "COVERED EMPLOYEE")";

           (h) granting by the Company to any Covered Employee of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as required under any employment, severance or termination agreements set forth in Section 3.6 of the Company Disclosure Schedule;

           (i) entry by the Company into any (or amendment in any material respect of any existing) employment, severance or termination agreement with any Covered Employee of the Company;

           (j) entry by the Company into any consulting agreement with any Person involving annual payments in excess of $200,000;

           (k) acceleration of the vesting of any option issued by the Company to acquire Company Common Stock, except as contemplated in this Agreement;

           (l) capital expenditures in excess of $500,000 in the aggregate, except pursuant to the 2004 Cap Ex Plan;

           (m) establishment, amendment or termination of any collective bargaining agreement to which the Company is a party;

           (n) acceleration of accounts receivable on an aggregate basis;

           (o) general delay of payments to vendors or others to whom the Company owes payments (except for disputed payments);

           (p) making of loans to third parties;

           (q) settlement of claims involving cash payments in excess of $250,000 in the aggregate;

           (r) acceleration of the payment, right to payment or vesting under any benefit, retirement, profit sharing or deferred compensation plan or other compensation arrangement; or

           (s) incurrence of indebtedness for borrowed money or guarantee of any indebtedness for borrowed money (including off balance sheet financing and factoring), other than indebtedness in amounts not in excess of $2 million in the aggregate outstanding at any time and guarantees of such indebtedness.

           3.7 Legal Proceedings. Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is neither any pending or, to the knowledge of the Company, threatened, material legal or administrative proceeding, claim (including any claim for indemnification under any agreement), suit or action against the Company or any of its subsidiaries, any of their respective assets or any of their respective officers or directors in their capacity as such nor any material injunction, order, judgment, ruling or decree imposed upon the Company or any of its subsidiaries by any Governmental Entity. The Company has not received, as of the date hereof, any written notice of any claim that seeks to prevent the transactions contemplated by this Agreement. Since January 1, 2001, no Governmental Entity has challenged in writing the right of the Company and its subsidiaries to conduct their business as currently conducted.

           3.8 Compliance with Applicable Law; Permits. Except as set forth in
Section 3.8 of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with all material laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Entities (collectively, "LAWS") applicable to the Company or any of its subsidiaries. Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and each of its subsidiaries hold all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, "PERMITS"). Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with the terms of all Permits.

           3.9 Schedule 14D-9; Offer Documents; and Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Purchaser set forth in Section 4.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement (if any) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement (if any) and the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Purchaser for inclusion in any of the foregoing documents.

           3.10 Tax Matters. Except for (i) Taxes for which liability was discharged as a result of consummation of the Company's Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Reorganization Plan"), (ii) items no longer applicable because such items relate to Taxes for which liability was discharged as a result of consummation of the Reorganization Plan, and (iii) as set forth on Section 3.10 of the Company Disclosure Schedule: (a) each of the Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all federal and state income Tax Returns and other Tax Returns required to be filed by it that are material individually or in the aggregate, and all such filed Tax Returns are correct and complete in all material respects; (b) all Taxes shown to be due on such Tax Returns or that are otherwise material in amount individually or in the aggregate have been timely paid; (c) no deficiency or adjustment with respect to Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries, which have not been fully paid or adequately reserved in the Filed SEC Documents; (d) adequate reserves for Taxes not yet due have been established on the books of the Company and its subsidiaries in accordance with GAAP; (e) neither the Company nor any of its subsidiaries has any liability for any Taxes of any Person other than the Company and its subsidiaries under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor in interest; (f) there are no outstanding waivers or agreements extending the statue of limitations for any period with respect to any Tax to which the Company or any of its subsidiaries may be subject; (g) neither the Company nor any of its subsidiaries is party to any agreement, understanding or arrangement (with any Person other than the Company and/or any of its subsidiaries) relating to allocating or sharing any Taxes, excluding tax indemnity or allocation provisions contained in real estate and equipment leases, loan agreements and other similar agreements entered into in the ordinary course of the Company's business; (h) to the knowledge of the Company, no audit or material claim, dispute, controversy, examination, investigation or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes or Tax Returns of the Company or any of its subsidiaries, and no written notice thereof has been received; (i) the Shares are "regularly traded on an established securities market" within the meaning of
Section 1445 of the Code and the Treasury regulations thereunder. For purposes of this Agreement: (i) "TAXES" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to taxes, including all interest, penalties and additions imposed with respect to such amounts, and (ii) "TAX RETURNS" shall mean all Federal, state, local, provincial and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

           3.11 Employee Benefits.

           (a) Section 3.11(a) of the Company Disclosure Schedule is a true, complete and correct list of each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and any other material employee plan or agreement, employment agreement, any severance plan, agreement, program or policies, or consulting agreements with retained consultants providing for on-going services, maintained by the Company and its subsidiaries substantially for the benefit of employees located within the United States for which there may be any current or future liability (each, a "U.S. BENEFIT PLAN"). The Company has made available to Parent correct and complete copies of, if applicable, (a) each U.S. Benefit Plan (or, in the case of any such U.S. Benefit Plan that is unwritten, descriptions thereof and any amendments thereto), (b) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each U.S. Benefit Plan (if any such report was required), (c) the most recent summary plan description for each U.S. Benefit Plan for which such summary plan description is required and (d) each trust agreement and insurance or group annuity contract relating to any U.S. Benefit Plan. Each U.S. Benefit Plan maintained, contributed to or required to be contributed to by the Company or any of its subsidiaries has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and all the U.S. Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws. To the knowledge of the Company, (i) all U.S. Benefit Plans that are "employee pension plans" (as defined in Section 3(3) of ERISA) that are intended to be tax qualified under Section 401(a) of the Code (each, a "U.S. PENSION PLAN") are so qualified and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such U.S. Pension Plan that is reasonably likely to adversely affect the qualification of such U.S. Pension Plan. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each U.S. Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. All contributions, premiums and benefit payments under or in connection with the

U.S. Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the U.S. Benefit Plans have in all material respects been made or been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed SEC Documents. No U.S. Pension Plan sponsored by the Company or any entity, whether or not incorporated, which is treated as a single employer, or under common control, with the Company (each an "ERISA AFFILIATE") has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

           (b) Section 3.11(b) of the Company Disclosure Schedule lists each material employee benefit plan or agreement maintained by the Company and its subsidiaries substantially for the benefit of employees located outside the United States (each, a "NON-U.S. BENEFIT PLAN"). The Company has made available to Parent correct and complete copies of, if applicable (a) each Non-U.S. Benefit Plan (or, in the case of any such Non-U.S. Benefit Plan that is unwritten, descriptions thereof), (b) the most recent annual reports, if any, required to be filed with the applicable foreign body as required under applicable foreign law with respect to each Non-U.S. Benefit Plan and (c) the most recent actuarial report for each Non-U.S. Benefit Plan. Each Non-U.S. Benefit Plan has been administered in accordance with its terms and in compliance in all material respects with applicable foreign laws.

           (c) Section 3.11(c) of the Company Disclosure Schedule lists each collective bargaining agreement to which the Company or any of its subsidiaries is a party with respect to its employees. To the knowledge of the Company, the Company and its subsidiaries are in compliance in all material respects with all material laws, regulations and orders relating to the employment of labor.

           (d) Neither the Company nor any of its ERISA Affiliates has any outstanding withdrawal liability in connection with a complete or partial withdrawal from any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan"). As of September 30, 2002, the Company had no estimated withdrawal liability under any Multiemployer Plan.

           (e) Within the last twelve months, no reportable event (as defined under Section 4043(c) of ERISA) has occurred with respect to any U.S. Pension Plan for which the 30 day notification requirement of 4043(a) has not been waived by Pension Benefit Guaranty Corporation ("PBGC") regulation.

           (f) Except as disclosed on Section 3.11(f) of the Company Disclosure Schedule, none of the U.S. Benefit Plans which are welfare benefit plans within the meaning of Section 3(1) of ERISA provide for post-employment health or life insurance benefits or coverage, except as may be required under Section 4980B of the Code and at the expense of the participant or the participant's beneficiary.

           (g) Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, there are no material pending, or to the Knowledge of the Company, threatened strikes, work stoppages, slowdowns, lockouts, union organizing efforts, charges of unfair labor practices, wrongful termination suits, or any EEOC or other regulatory agency charges, relating to the employment or termination thereof of any current or former employee of the Company or its subsidiaries, against the Company or any of its subsidiaries. Within the last six months, there has been no "mass layoffs" or "plant closings" as defined by the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and neither the Company nor any of its subsidiaries has incurred any liability under WARN or any similar state statute within the six months prior to the Closing Date.

           (h) All salaries and wages, bonuses and commissions of all directors, officers or employees of the Company and its subsidiaries have in all material respects, to the extent due, been paid or discharged in full, including, but not limited to, all payments due for calendar year 2003 bonuses. Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither the Company nor its subsidiaries have extended a loan to any employee for which amounts are outstanding, except for advances in respect of travel and entertainment expenses in the ordinary course of business. Since December 31, 2002, no such loans have been forgiven.

           3.12 Environmental Matters.

           (a) For purposes of this Section 3.12, the following definitions will apply:

                      (i) "Environmental Claims" means, with respect to the Company, any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws from (i) any assets, properties or businesses of the Company or any predecessor in interest or (ii) from or onto any facilities which received Hazardous Materials generated by the Company or any predecessor in interest.

                      (ii) "Environmental Laws" means any applicable federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; and the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended.

                      (iii) "Environmental Liabilities" means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest to the extent any of the foregoing are incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently owned by the Corporation or any of its subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by the Company or any of its subsidiaries or a predecessor in interest.

                      (iv) "Hazardous Materials" means, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, biohazardous or infectious waste, or special waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) asbestos-containing materials.

                      (v) "Release" means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

                      (vi) "Remedial Action" means all actions necessary to attain compliance with Environmental Laws to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment;
           (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (d) any other actions authorized by 42 U.S.C. 9601.

           (b) Except as set forth in Section 3.12 of the Company Disclosure Schedule and as would not likely result in the Company incurring material Environmental Liabilities:

                      (i) The operations of the Company are in compliance with Environmental Laws in all material respects;

                      (ii) The company has obtained and is in material compliance with all material and necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and business of the Company;

                      (iii) There has been no Release at any of the properties owned or operated by the Company, or, to the Knowledge of the Company, at any disposal or treatment facility which received Hazardous Materials generated by the Company or any predecessor in interest which is reasonably likely to result in material Environmental Liabilities;

                      (iv) No pending or unresolved Environmental Claims have been asserted against the Company or, to the Knowledge of the Company, any predecessor in interest, nor does the Company have notice of any threatened or pending Environmental Claim against the Company regarding any facilities that may have received Hazardous Materials generated by the Company or any predecessor in interest which is reasonably likely to result in material Environmental Liabilities; and

                      (v) The Company has made available to Parent and Purchaser true and complete copies of all material environmental reports, studies, and investigations regarding any material Environmental Liabilities of the Company or any material environmental conditions at any properties owned or operated by the Company which are in the possession of the Company.

           (c) This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding environmental and health and safety matters, or liabilities or obligations, or compliance with Environmental Laws, relating thereto.

           3.13 Insurance. Section 3.13 of the Company Disclosure Schedule sets forth a list of all current insurance policies maintained by the Company and its subsidiaries (the "Policies"). The Policies have been issued by insurers which, to the knowledge of the Company, are reputable and financially sound.

           3.14 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company's stockholders in the Offer and the Merger is fair to such holders from a financial point of view.

           3.15 Finders or Brokers. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

           3.16 Certain Matters.

           (a) As of the date hereof, there are no contracts or agreements (whether written or oral) to which the Company or any of its subsidiaries is a party that are required to be described in, or filed as an exhibit to, any SEC Documents that are not so described or filed as required by the Securities Act or the Exchange Act, as the case may be, and all contracts requiring payments or expenditures during the remainder of fiscal year 2004 in excess of $500,000 (other than for the purchase of inventory) are either filed as an exhibit to the Company's 2003 annual report on Form 10-K or are listed in Section 3.16(a) of the Company Disclosure Schedule.

           (b) The Board of Directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in
Section 203 of the DGCL will not apply to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement.

           (c) Except to the extent disclosed in the SEC Documents or as set forth in Section 3.16(c) of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or any of its subsidiaries, on the one hand, and the Company's directors, officers, affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

           (d) The Company and its subsidiaries have good title or valid leasehold interests in all tangible assets that are material to the operation of their respective businesses, except for liens granted or permitted pursuant to the Note Agreement or the Credit Agreement.

           (e) Except as set forth in Section 3.16(e) of the Company Disclosure Schedule, the Company and its subsidiaries own, or otherwise possess valid licenses or other rights to use, the intellectual property that is material to and used in connection with their respective businesses.

           (f) Section 3.16(f) of the Company Disclosure Schedule sets forth (i) the Debt of the Company as of February 25, 2004, (ii) the amount of cash on hand (including cash equivalents) of the Company on a consolidated basis as of the day prior to the date hereof and (iii) a breakdown of the accounts where such cash is held in the United States and the United Kingdom as of the day prior to the date hereof. Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, there are neither any contractual nor, to the knowledge of the Company, any legal, regulatory or other restrictions that prohibit the Company or any of its subsidiaries from transferring cash (or cash equivalents) between accounts outside of and inside the United States or that limit the Company's free use of such cash.

           (g) Section 3.16(g) of the Company Disclosure Schedule sets forth an itemized list, prepared in good faith, of the Company's expenses incurred in connection with the Transactions contemplated by this Agreement, including, without limitation, the fees and expenses of the Company's financial advisors and outside counsel.

           3.17 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, its subsidiaries, or its or their business, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to Parent or its Affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

      ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

           Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

           4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           4.2 Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation by Parent and Purchaser of the Transactions, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           4.3 Consents and Approvals; No Violations.

           (a) Except for (i) the filing with the SEC of the Offer Documents and, if necessary, a Proxy Statement in definitive form, and other filings required under, and compliance with other applicable requirements of, the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and

Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay Parent's or Purchaser's performance of their respective obligations under this Agreement ("PARENT MATERIAL ADVERSE EFFECT"). The foregoing representation and warranty (to the extent relating to antitrust matters) is made based, in part, on financial, ownership and other information applicable to the Company furnished to Parent and Purchaser by the Company.

           (b) Neither the execution and delivery of this Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Purchaser or (ii) assuming that the authorizations, consents, approvals and filings referred to in Section 4.3(a) are obtained and made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or any of its subsidiaries or (y) violate, conflict with or constitute a default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement to which Parent, Purchaser or any of their respective subsidiaries is a party that is material to Parent and its subsidiaries, taken as a whole, except, in the case of clause (ii), for such violations, conflicts and defaults as would not reasonably be expected to have a Parent Material Adverse Effect.

           4.4 Offer Documents; Schedule 14D-9; Proxy Statement. Subject to the accuracy of the representations and warranties of the Company set forth in
Section 3.9, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Purchaser for inclusion in the
Schedule 14D-9 will, at the respective times the Offer Documents, the Schedule 14D-9, or any amendments or supplements thereto, are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement (if any) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents.

           4.5 Ownership and Operations of Purchaser. Parent beneficially owns all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and had conducted its operations only as contemplated hereby.

           4.6 Financial Resources. Parent and Purchaser collectively have, and will have at the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer, and at the Effective Time, sufficient cash resources available to pay: (a) for the Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer; (b) the aggregate Merger Consideration pursuant to the Merger; (c) the aggregate Option Consideration pursuant to Section 2.10; (d) any and all amounts due and payable under Section 7.3 or any other provision of the Note Agreement as a result of the consummation of any of the Transactions; (e) any and all amounts due and payable if an Event of Default (as defined in the Credit Agreement) is deemed to exist under Article 7 of the Credit Agreement because consents to the Transactions by the Required Lenders (as defined in the Credit Agreement) shall not have been obtained; and (f) all fees and expenses payable by them in connection with the Transactions.

           4.7 Finders or Brokers. Except for Rothschild Inc., whose fees and expenses will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

           4.8 No Reliance. Parent and Purchaser acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company or any of its Affiliates or any Person representing or purporting to represent the Company that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

           4.9 No Other Representations or Warranties. Except for the representations and warranties made by Parent and Purchaser in this Article IV, Parent and Purchaser make no representations or warranties, and Parent and Purchaser hereby disclaim any other representations or warranties, with respect to Parent and Purchaser, their subsidiaries, or their business, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by Parent and Purchaser, notwithstanding the delivery or disclosure to the Company or its Affiliates or representatives of any documentation or other information with respect to any one or more of the foregoing.

                ARTICLE V - ADDITIONAL COVENANTS AND AGREEMENTS

           5.1 Conduct of Business. (a) Except as (I) permitted by this Agreement, (II) required by applicable Law or (III) set forth in Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Purchase Date, unless Parent otherwise consents in writing
(x) the Company shall, and shall cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course, (y) the Company shall use its commercially reasonable efforts to preserve the current relationships of the Company and its subsidiaries with their respective customers, vendors, suppliers and other persons with which they have business relationships and (z) the Company shall not, and shall not permit any of its subsidiaries to:

                      (i) (A) issue, sell or grant any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any warrants, options or rights to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that (x) the Company may issue shares of Company Common Stock upon the exercise of options that are outstanding on the date hereof and (y) capital stock, voting securities or equity interests of the Company's subsidiaries may be (1) issued to the Company or a direct or indirect wholly owned subsidiary of the Company and (2) pledged to the extent required under the Credit Agreement, Note Agreement or any replacement thereof; (B) redeem, purchase or otherwise acquire any outstanding shares of capital stock, voting securities or equity interests of the Company, or any warrants, options or rights to acquire any shares of capital stock, voting securities or equity interests of the Company, (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of capital stock of the Company; (D) split, combine, subdivide or reclassify any shares of capital stock of the Company; or (E) amend in any material respect or waive any of its material rights under, or accelerate the vesting under, any provision of the Stock Plans or any agreement evidencing any outstanding option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any related contract;

                      (ii) incur any indebtedness for borrowed money or guarantee any such indebtedness (including factoring or off balance sheet financing), other than borrowings from the Company by a direct or indirect wholly owned subsidiary of the Company;

                      (iii) sell, lease or dispose of any properties or assets that are material to the Company and its subsidiaries, taken as a whole, to any Person (other than to the Company or a direct or indirect wholly owned subsidiary of the Company), except (A) sales of inventory in the ordinary course of business, (B) dispositions of obsolete or worthless assets in the ordinary course of business, or
           (C) factoring of accounts receivable pursuant to the agreement between the Company and CIT Commercial Services, as amended and restated, dated October 1, 2002;

                      (iv) make capital expenditures, except capital expenditures (A) made pursuant to the Company's capital expenditure plan for the 2004 fiscal year set forth in Section 5.1(a)(iv) of the Company Disclosure Schedule (the "2004 CAP EX PLAN") and (B) not in excess of $300,000 individually, or $1,600,000 in the aggregate, for the Company and its subsidiaries taken as a whole during any month, provided that Parent shall not unreasonably withhold its consent with respect to the making of any capital expenditures in excess of the limitations set forth above;

                      (v) make investments in or acquisitions (by purchase of securities or assets, merger or consolidation, or otherwise) of other Persons, businesses or divisions thereof;

                      (vi) make loans or advances (other than travel and similar advances to its employees, and trade credit to customers, in the ordinary course of business) to any Person other than the Company or a direct or indirect wholly owned subsidiary of the Company;

                      (vii) (A) enter into, terminate or amend in any material respect any contract or agreement that is material to the Company and its subsidiaries taken as a whole, or (B) enter into or extend the term or scope of any contract or agreement that purports to restrict the Company or any subsidiary from engaging in any line of business or in any geographic area;

                      (viii) increase the compensation of any of its directors, Covered Employees or other employees or enter into, establish or amend in any material respect any employment, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any director, executive officer or employee, other than
           (A) as required pursuant to applicable Law or the terms of agreements or commitments in effect as of the date hereof and listed in Section 5.1(a)(viii) of the Company Disclosure Schedule and (B) increases which are not applicable to employees generally in salaries, wages and benefits of employees (other than Covered Employees) made in the ordinary course of business;

                      (ix) make, revoke or change any material Tax election or settle or compromise any material Tax liability, other than an election not to have Section 382(l)(5) of the Code apply;

                      (x) make any changes in financial or tax accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law;

                      (xi) amend the Company Charter Documents;

                      (xii) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than (A) mergers or acquisitions permitted under clause (v) above or (B) transactions exclusively among the Company and wholly owned subsidiaries of the Company);

                      (xiii) settle or compromise any litigation or proceeding
           (A) involving a cash payment of the Company or any of its subsidiaries of an amount in excess of $100,000 or (B) relating to any of the Transactions; or

                      (xiv) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause the condition in paragraph (b) of Annex A not to be satisfied;

                      (xv) accelerate accounts receivable on an aggregate basis;

                      (xvi) delay payments to vendors or others to whom the Company owes payments on a general basis (except for disputed payments);

                      (xvii) renew, extend or modify real estate leases; or

                      (xviii) create, or otherwise agree to, any restrictions on the ability of the Company or any of its subsidiaries to transfer cash (or cash equivalents) between accounts outside of and inside the United States or on the free use of such cash.

           (b) Parent agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, and except as may be agreed in writing by the Company, Parent shall not, and shall not permit any of its subsidiaries to, take any action or agree, in writing or otherwise, to take any action which would cause any of the representations or warranties of Parent or Purchaser set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue and (B) that are not so qualified to be untrue in any material respect. In addition, Parent shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental

Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.

           (c) The Company shall give Purchaser notice of any effect, event or change which would reasonably be expected to have a Company Material Adverse Effect.

           5.2 Other Offers.

           (a) The Company shall cease, and shall cause its subsidiaries to cease and use its reasonable best efforts to cause the Company's and its subsidiaries' respective directors, officers, employees, investment bankers and other representatives to cease, any discussions or negotiations with any Person that may be ongoing as of the date of this Agreement with respect to a Takeover Proposal. The Company shall not, and shall cause its subsidiaries not to and shall use its reasonable best efforts to cause the Company's and its subsidiaries' respective directors, officers, employees, investment bankers and other representatives not to, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) the initiation of any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information in connection with, any Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company and its representatives may in any event (x) have discussions with any Person that has made an unsolicited Takeover Proposal solely in order to clarify and understand the terms and conditions of such proposal pursuant to a confidentiality agreement with such Person on terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement (and the Company shall provide Parent and Purchaser with the same waivers of, and modifications to, the Confidentiality Agreement as those made available to any other Person) if the Board of Directors of the Company, after consultation with a legal advisor of national reputation, determines in good faith that it is necessary to take such action to comply with its fiduciary duties under applicable Law, and (y) if the Board of Directors of the Company receives an unsolicited Takeover Proposal that the Board of Directors of the Company, after consulting with a legal advisor of national reputation and with a financial advisor of national reputation, determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal and that it is necessary to take the following actions to comply with its fiduciary duties under applicable Law, then the Company may (A) furnish non-public information to the Person making such Takeover Proposal and (B) participate in discussions and negotiations with such Person regarding a Takeover Proposal, in each case pursuant to a confidentiality agreement with such Person on terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement (and the Company shall provide Parent and Purchaser with the same waivers of, and modifications to, the Confidentiality Agreement as those made available to any other Person).

           (b) Except as expressly permitted by this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval by such Board of Directors described in clause
(ii) of Section 3.3(b) or the recommendation by such Board of Directors described in clause (iii) of Section 3.3(b) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (ii) cause or authorize the Company or any of its subsidiaries to enter into any contract or agreement (other than a confidentiality agreement) with respect to a Takeover Proposal (a "COMPANY ACQUISITION AGREEMENT"). Notwithstanding the foregoing the Board of Directors of the Company may withdraw or modify its recommendation described in clause (ii) of Section 3.3(b) if the Board determines in good faith, after reviewing applicable provisions of state law and after consulting with a legal advisor of national reputation, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable Law. In addition, subject to compliance with the Company's obligations under Section 5.2(a), if the Board of Directors of the Company receives a Takeover Proposal that it determines in good faith, after consultation with a legal advisor of national reputation and a financial advisor of national reputation, constitutes a Superior Proposal and that it is necessary to take the following actions to comply with its fiduciary duties under applicable Law, the Board of Directors of the Company may enter into a Company Acquisition Agreement with respect to such Superior Proposal if (I) the Company provides written notice to Parent, which notice must be received by Parent at least three business days (inclusive of the day of receipt by Parent of such notice) prior to the time it intends to cause the Company to enter into such Company Acquisition Agreement, advising Parent that the Board of Directors of the Company has received a Takeover Proposal which it believes constitutes a Superior Proposal and intends to accept and, with respect to which, enter into a Company Acquisition Agreement, subject to the provisions of this Section 5.2(b), providing a copy of any written offer or proposal describing the Superior Proposal and identifying the Person making such Superior Proposal, (II) as of the end of such three business day period referenced above, Parent shall have failed to revise the terms of the Offer and the Merger to an extent necessary to cause the Board of Directors to change its determination that such Takeover Proposal continues to be a Superior Proposal, and (III) the Company terminates this Agreement pursuant to Section 7.1(c)(ii) within three business days after the lapse of the three business day period referenced above, concurrently enters into a Company Acquisition Agreement with respect to such Superior Proposal and pays the Termination Fee to Parent in accordance with Section 7.3(b).

           (c) For purposes of this Agreement:

                      "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person (other than Parent and its subsidiaries) relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its subsidiaries (including securities of subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company's consolidated assets or to which

           20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or involving any subsidiary (or subsidiaries) or any assets of the Company and its subsidiaries equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable; in each case, other than the Transactions.

                      "SUPERIOR PROPOSAL" means a proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of any class of equity securities of the Company or a substantial portion of the assets (which may include securities of subsidiaries) of the Company and its subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company's stockholders from a financial point of view than the Transactions, taking into account at the time of determination the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals).

           (d) Nothing in this Section 5.2 shall prohibit the Board of Directors of the Company from taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position could constitute a violation of applicable Law. In addition, it is understood and agreed that, for purposes of this Agreement (including Sections 5.2(b) and 7.1(d)), a factually accurate public statement by the Company that describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, such Board's recommendation of this Agreement or the Transactions, or a recommendation with respect to such Takeover Proposal.

           5.3 Reasonable Best Efforts.

           (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall each cooperate with the other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions and (iii) use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. Subject to applicable Laws relating to the exchange of information and in addition to
Section 5.3(c), the Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions. For purposes hereof, "ANTITRUST LAWS" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

           (b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under Foreign Antitrust Laws as promptly as practicable, but in no event later than the date required, and to supply as promptly as practicable any additional information and documentary material that may be required in connection therewith. The Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

           (c) Each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

           (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the Transactions. Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Transactions, on or before the Walk-Away Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Transactions so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Walk-Away Date) including, with respect to Parent, Parent shall take all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent (or any of its subsidiaries) and (z) otherwise taking or committing to take actions that limit Parent or its subsidiaries' freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries' businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Transactions; provided, however, that Parent shall not be required to take any such actions which would, individually or in the aggregate, reasonably be expected to have a material adverse impact on Parent or its affiliates (including for this purpose the Surviving Corporation as subsidiary of Parent). The Company shall take such of the foregoing actions as Parent may request; provided that any such action is conditioned upon the consummation of the Merger.

           (e) Financing. Upon the written request of Parent, the Company shall use its commercially reasonable efforts to cooperate with and assist Parent in obtaining third-party financing to pay or refinance all or a portion of the financing for the Transactions contemplated hereby, including all amounts due or to become due under the Note Agreement and Credit Agreement. The Company shall use its commercially reasonable efforts to cause its auditors to continue to provide executed audit opinions for prior periods following the Purchase Date.

           5.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall, without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions, except for any such press release or public announcement as may be required by Law as determined in the good faith judgment of the party proposing to make such release or announcement (in which case the party proposing to make such release or announcement shall, to the extent practicable, consult with the other party prior to making such release or announcement). Notwithstanding the forgoing, the provisions of this
Section 5.4 shall be subject to Section 5.5(b).

           5.5 Access; Confidentiality. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees and other representatives of Parent, during normal business hours during the period prior to the Effective Time, reasonable access to its properties, books, contracts, commitments and records, and to its officers, employees and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that the Company shall not be obligated to provide such access or information to the extent the Company determines, in its reasonable judgment, that doing so would jeopardize the protection of an attorney-client privilege. Until the Effective Time, the information provided will be (i) used solely in connection with the Transactions and (ii) subject to the terms of the Confidentiality Agreement dated as November 25, 2003 between Parent and Goldman, Sachs & Co. (the "CONFIDENTIALITY AGREEMENT").

           5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions.

           5.7 Director and Officer Indemnification and Insurance.

           (a) From and after the Purchase Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume all obligations of the Company, and cause its subsidiaries to maintain in effect all such obligations owed by them, to each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of the Company or any of its subsidiaries (the "INDEMNITEES") in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents (or predecessor documents) and the organizational documents of such subsidiaries as currently in effect and (y) the indemnification agreements listed on Section 5.7(a) of the Company Disclosure Schedule, which shall survive the Merger and continue in full force and effect in accordance with their respective terms. Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the certificate of incorporation and by-laws of the Surviving Corporation and its subsidiaries to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee in connection with enforcing the indemnity and other obligations provided for in this Section
5.7 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

           (b) Following the Purchase Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use its commercially reasonable efforts to purchase a six-year "tail" with respect to the Company's existing current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such persons than those of such policy in effect on the date hereof. In the event that the Surviving Corporation does not purchase the "tail" referred to in the immediately preceding sentence, then, for the six-year period commencing immediately after the Purchase Date, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable to such persons than those of such policy in effect on the date hereof (or the Surviving Corporation may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time); provided, however, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company, whether expended over time or paid in a lump sum or otherwise, to maintain or procure insurance coverage pursuant to this Section 5.7; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain or to cause to be obtained a policy with the greatest coverage available for a cost not exceeding such amount.

           (c) The obligations of Parent and the Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.7 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented expressly in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7). The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

           (d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.7.

           5.8 Employee Matters.

           (a) Parent shall, for a period of at least one year immediately following the Purchase Date, cause the Company, and from and after the Effective Date, the Surviving Corporation, and their respective subsidiaries to provide for each employee of the Company and its subsidiaries (each, a "COMPANY EMPLOYEE"), for so long as each such Company Employee remains employed with the Company or any of its subsidiaries or their respective successor(s) after the Purchase Date, with employee benefit plans, programs, contracts and arrangements that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and its subsidiaries to Company Employees immediately prior to the Purchase Date.

           (b) Parent or one of its affiliates shall recognize, to the extent credited for such purposes by the Company prior to the Closing Date, the service of Company Employees with the Company prior to the Closing Date as service with Parent and its affiliates in connection with any retirement plan, whether or not tax-qualified, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its affiliates which is made available following the Closing Date by Parent or one of its affiliates for purposes of any waiting period, vesting, participation or eligibility to receive benefits based on years of service (but excluding benefit accruals); provided, however, that with respect to any defined benefit pension plan maintained by Parent or one of its affiliates in which such Company Employee participates following the Closing Date, such service credit shall be measured from the earliest date that such employee commenced participation in a tax-qualified pension or savings plan maintained by the Company or one of its affiliates.

           (c) Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its affiliates, and (ii) provide credit, to the extent credited for such purposes by the Company prior to the Closing Date, to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Closing Date.

           (d) Nothing contained in this Agreement shall be construed to prevent the termination of employment of any individual Company Employee or, subject to Parent's compliance with Section 5.8(a), any change in the employee benefits available to any individual Company Employee or the amendment or termination of any particular Employee Benefit Plan to the extent permitted by its terms as in effect immediately prior to the Purchase Date; provided, however, that Parent hereby agrees to cause the Company, and from and after the Effective Time, the Surviving Corporation to honor, comply with and perform all of the respective terms and obligations of the Company and its subsidiaries under the collective bargaining agreements and other arrangements set forth on Section 5.8(d) of the Company Disclosure Schedule, in each case, as in effect as of the Purchase Date.

           (e) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, extend the date on which the Company may give notice of termination of the salary continuation agreements listed on Section 5.8(d) of the Company Disclosure Schedule to November 12, 2005. Parent and Purchaser acknowledge and agree that the Board of Directors of the Company has the sole discretion to determine the amount of the awards and the recipients under the discretionary bonus program agreements, dated January 7, 2004, listed in Section 5.8(d) of the Company Disclosure Schedule, subject to the limitations set forth therein.

           5.9 Obligations under the Credit Agreement and the Note Agreement. Parent agrees to cause the Company and its subsidiaries to honor and comply with the terms and conditions of, and to perform their respective obligations under, the Credit Agreement and the Note Agreement. In furtherance of the foregoing, simultaneously with the first acceptance of Shares for purchase pursuant to the Offer, Parent shall, or shall cause Purchaser to, make available to the Company the funds necessary (i) to pay the aggregate Option Consideration in accordance with Section 2.10, (ii) to pay for any and all amounts due and payable under
Section 7.3 or any other provision of the Note Agreement as a result of the consummation of any of the Transactions and (iii) to pay for any and all amounts due and payable if an Event of Default (as defined in the Credit Agreement) is deemed to exist under Article 7 of the Credit Agreement because consents to the Transactions by the Required Lenders (as defined in the Credit Agreement) shall not have been obtained.

           5.10 Purchase of Company Debt Prior to the Purchase Date. Notwithstanding the provisions of any prior agreement to the contrary, including the Confidentiality Agreement, Parent, Purchaser and any of their affiliates may purchase all or any portion of the Company's outstanding obligations under the

Note Agreement, provided that, prior to any such purchase, Parent and Purchaser shall confirm to the Company in writing that Parent and Purchaser have irrevocably waived any unsatisfied conditions to the Offer set forth in Annex A, other than the Minimum Condition.


                     ARTICLE VI - CONDITIONS TO THE MERGER

           6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

           (a) The Stockholder Approval shall have been obtained, if and to the extent required by applicable Law and the certificate of incorporation of the Company, in order to consummate the Merger;

           (b) No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal; and

           (c) Purchaser shall have purchased Shares pursuant to the Offer, provided that this condition shall be deemed satisfied with respect to Parent and Purchaser if Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.


                           ARTICLE VII - TERMINATION

           7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after Stockholder Approval thereof:

           (a) By the mutual written consent of the Company and Parent duly authorized by the respective Boards of Directors of the Company (including, from and after the Purchase Date, the Independent Director Approval contemplated by
Section 1.3) and Parent.

           (b) By either of the Company or Parent:

                      (i) if any Governmental Entity shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Offer or the Merger or making the Offer or the Merger illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Offer or the Merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement (including Section 5.3);

                      (ii) if the Offer shall have expired pursuant to its terms (and not have been extended in accordance with Section 1.1 hereof) without any Shares being purchased therein, provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of Purchaser to purchase Shares in the Offer; or

                      (iii) if no Shares shall have been purchased pursuant to the Offer on or before the Walk-Away Date; provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Offer to be so consummated by the Walk-Away Date.

           (c) By the Company:

                      (i) if Purchaser shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1;

                      (ii) if concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2; provided, however, that the Company may only exercise this termination right prior to the Purchase Date; and, provided, further, that the Company makes payment of the Termination Fee in accordance with Section 7.3; or

                      (iii) if (A) the representations and warranties of Parent or Purchaser set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where all such failures to be true and correct (without giving effect to any limitation as to "Material Adverse Effect" set forth therein) in the aggregate would not have a Parent Material Adverse Effect, or (B) Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within 20 business days after Parent receives from the Company written notice of such inaccuracy, breach or failure; provided, however, that the Company may only exercise this termination right prior to the Purchase Date.

           (d) By Parent:

                      (i) if the Board of Directors of the Company or any committee thereof (i) shall have withdrawn or modified or publicly proposes to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or any of the Transactions, (ii) fails to recommend to the stockholders of the Company that they accept the Offer and tender their Shares to Purchaser pursuant thereto, or (iii) shall have recommended to the stockholders of the Company a Takeover Proposal, or publicly proposes to approve or recommend to the stockholders of the Company a Takeover Proposal; provided, however, that Parent may only exercise this termination right prior to the Purchase Date;

                      (ii) if the Company enters into a Company Acquisition Agreement; or

                      (iii) if (A) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where all such failures to be true and correct (without giving effect to any limitation as to "Material Adverse Effect" set forth therein) would not have a Company Material Adverse Effect, or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (A) and (B)) has not been cured within 20 business days after the Company receives from Parent written notice of such inaccuracy, breach or failure; provided, however, that Parent may only exercise this termination right prior to the Purchase Date.

           7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the Confidentiality Agreement (subject to its terms), Sections 7.2 and 7.3, Article VIII, the last sentence of Section 1.2(b) and the last sentence of Section 5.5, all of which shall survive termination of this Agreement at any time, and there shall be no liability on the part of Parent or the Company or their respective directors, officers and affiliates, except (i) the Company may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement. In the event of termination of this Agreement pursuant to
Section 7.1 prior to the expiration of the Offer, Parent and Purchaser will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder.

           7.3 Termination Fee.

           (a) Except as provided in this Section 7.3, all fees and expenses incurred by the parties in connection with this Agreement and the Transactions shall be borne solely and entirely by the party that incurred such fees and expenses, irrespective of whether or not the Transactions are consummated.

           (b) In the event that this Agreement is terminated:

           (i)        by the Company pursuant to Section 7.1(c)(ii);

           (ii)       by Parent pursuant to Section 7.1(d)(i); or

           (iii)      by Parent pursuant to Section 7.1(d)(ii),

           the Company shall pay to Parent, by wire transfer of immediately available funds to an account designated by Parent reasonably in advance of such transmission, a non-refundable termination fee equal to $4,000,000 in cash (the "TERMINATION FEE") on the date of any such termination. Parent's acceptance of any sum pursuant to this Section 7.3(b) shall constitute conclusive evidence that this Agreement has been validly terminated. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that Parent and Purchaser would not have entered into this Agreement without such agreements. Accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent commences a suit which results in a final, non-appealable judgment issued by a court of competent jurisdiction against the Company for such amounts, the Company shall pay to Parent any costs and expenses (including reasonable attorneys' fees) incurred in connection with such suit.


                          ARTICLE VIII - MISCELLANEOUS

           8.1 No Survival of Representations and Warranties; etc. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.7 and 5.8 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 7.2 and 7.3 and this Article VIII shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

           8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by stockholders of the Company, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company after the Purchase Date shall include the Independent Director Approval contemplated by Section 1.3); provided, however, that following approval of the transactions contemplated hereby by stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law would require stockholder approval without such approval.

           8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions; provided, however, in the case of the Company following the Purchase Date, the Independent Director Approval contemplated by
Section 1.3 is obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           8.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent or Purchaser may assign any of their rights, interests or obligations hereunder to any of their affiliates or to any financial institution providing financing to pay all or a portion of the Merger Consideration; provided, however, that any such assignment shall not relieve Parent or Purchaser from their respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

           8.5 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

           8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Annex A hereto, the Company Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of Article II and Sections 5.7 and 5.8, is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

           8.7 Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

           (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

           (c) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Delaware.

           (d) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

           8.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                     If to Parent or Purchaser, to:

                               Cerberus Capital Management, L.P.
                               299 Park Avenue
                               New York, NY 10022
                               Attention:  Dev Kapadia
                               Facsimile:  212-755-1409
                     with a copy (which shall not constitute notice) to:

                               Schulte Roth & Zabel LLP
                               919 Third Ave.
                               New York, NY 10022
                               Attention:  Marc Weingarten
                               Facsimile:  212-593-5955

                     If to the Company, to:

                               Guilford Mills, Inc.
                               6001 West Market Street
                               Greensboro, NC  27409
                               Attention:  John A. Emrich
                               Facsimile:  336-316-4177

                     with a copy (which shall not constitute notice) to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, NY 10153
                               Attention:  Stephen E. Jacobs
                                           Raymond O. Gietz
                               Facsimile:  (212) 310-8007

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           8.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

           8.11 Definitions; Construction.

           (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

           "AFFILIATE" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "CONTROL" (including, with its correlative meanings, "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

           "BUSINESS DAY" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

           "CREDIT AGREEMENT" shall mean the Credit, Security, Guaranty and Pledge Agreement, dated as of October 1, 2002, among the Company, as Borrower, the guarantors and lenders referred to therein and Wachovia Bank, National Association, as Administrative Agent, Collateral Agent and Issuing Bank.

           "DEBT" shall have the meaning given the term "Indebtedness" in, and under, the Credit Agreement.

           "GAAP" shall mean generally accepted accounting principles in the United States.

           "GOVERNMENTAL ENTITY" shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

           "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "KNOWLEDGE" shall mean, in the case of the Company, the actual knowledge of the Company's officers set forth on Section 8.11 of the Company Disclosure Schedule.

           "NOTE AGREEMENT" shall mean the Note Agreement, dated as of October 1, 2002, by and among the Company and The Prudential Insurance Company of America, Massachusetts Mutual Life Insurance Company, C.M. Life Insurance Company, PW Willow Fund LLC, Wachovia Bank, National Association, Bank One, NA, General Electric Capital Corporation, Carl Marks Strategic Investments, L.P. and Carl Marks Strategic Investments III, L.P.

           "PERSON" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Entity.

           "PURCHASE DATE" shall mean the first date on which Purchaser accepts for payment Shares tendered and not withdrawn pursuant to the Offer.

           "SUBSIDIARY" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more subsidiaries of such party or by such party and one or more subsidiaries of such party.

           "TRANSACTIONS" refers collectively to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

           "WALK-AWAY DATE" shall mean the date that is 45 days after the date on which Purchaser first mails the Offer Documents to the Company's stockholders to tender their Shares pursuant to the Offer.

           (b) The following terms are defined on the page of this Agreement set forth after such term below:

2004 Cap Ex Plan.......................................31    Company Stockholders Meeting............................7
active subsidiary......................................14    Confidentiality Agreement..............................38
Agreement...............................................2    Covered Employee.......................................18
Antitrust Laws.........................................36    DGCL....................................................2
Balance Sheet Date.....................................17    Dissenting Shares......................................12
Bankruptcy and Equity Exception........................15    Dissenting Stockholders................................12
Certificate of Merger...................................8    Effective Time..........................................8
Certificates...........................................10    ERISA..................................................21
Closing.................................................8    ERISA Affiliate........................................22
Closing Date............................................8    Exchange Act............................................3
Code...................................................12    Foreign Antitrust Laws.................................16
Company.................................................2    fully-diluted basis.....................................3
Company Acquisition Agreement..........................34    Guarantor...............................................2
Company Charter Documents..............................13    Indemnitees............................................38
Company Common Stock....................................2    Independent Director Approval...........................7
Company Disclosure Schedule............................13    Independent Directors...................................6
Company Employee.......................................40    Laws...................................................19
Company Material Adverse Effect........................13    Material Adverse Effect................................13


                                       50

Merger..................................................2    Schedule TO.............................................4
Merger Consideration....................................9    SEC ....................................................3
Minimum Condition.......................................3    SEC Documents..........................................17
Non-U.S. Benefit Plan..................................22    Securities Act.........................................14
Offer...................................................2    Share...................................................2
Offer Documents.........................................4    Stock Plans............................................13
Offer Price.............................................2    Stockholder Approval...................................15
Option.................................................12    Stockholder Support Agreements..........................2
Option Consideration...................................13    Superior Proposal......................................35
Parent..................................................2    Surviving Corporation...................................8
Parent Material Adverse Effect.........................28    Takeover Proposal......................................34
Paying Agent...........................................10    Tax Returns............................................21
Permits................................................19    Taxes..................................................21
Proxy Statement.........................................7    Termination Fee........................................45
Purchaser...............................................2    U.S. Benefit Plan......................................21
Schedule 14D-9..........................................5    U.S. Pension Plan......................................21


           (c) As used in this Agreement, "INCLUDING" shall mean "including, without limitation."

           (d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                            [signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                     GMI HOLDING CORPORATION

                                     By: /s/ Mark Neporent
                                         -----------------------------------
                                         Name: Mark Neporent
                                         Title: President



                                     GMI MERGER CORPORATION

                                     By: /s/ Mark Neporent
                                         -----------------------------------
                                         Name: Mark Neporent
                                         Title: President



                                     GUILFORD MILLS, INC.

                                     By: /s/ David H. Taylor
                                         -----------------------------------
                                         Name: David H. Taylor
                                         Title: Chief Financial Officer

                                                                       ANNEX A
                                                                       -------

                             Conditions to the Offer
                             -----------------------

           The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term the "AGREEMENT" shall be deemed to refer to the attached Agreement.

           Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer, or (ii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

           (a) there shall be any injunction, judgment, ruling, order or decree instituted, issued or entered, or any Law enacted, issued, promulgated, amended or enforced, by any Governmental Entity, which restrains, enjoins, prohibits or makes illegal the consummation of the Offer or the Merger, except where the same are consistent with Parent's obligations under Section 5.3 of the Agreement;

           (b) (A) the representations and warranties of the Company set forth in the Agreement shall not be true and correct at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), except (1) for changes permitted by the Agreement or
(2) where all such failures to be true and correct (without giving effect to any limitation as to "Material Adverse Effect" set forth therein) in the aggregate would not have a Company Material Adverse Effect, or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it prior to the expiration of the Offer;

           (c) the Agreement shall have been terminated in accordance with its terms;

           (d) since the date of the Merger Agreement, there shall have been any Company Material Adverse Effect; or

           (e) a moratorium on lending by banks shall have been declared by any New York or United States Governmental Entity.

           The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by either of them regardless of the circumstances giving rise to such conditions or may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser (except for any conditions which, pursuant to Section 1.1 of the Agreement, may only be waived with the Company's consent). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

           If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.



















                                      A-2